Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS
ScottsMiracle-Gro Announces Record Third Quarter Results
Third quarter adjusted earnings increase 14%; Reported earnings up 51%
•	Year-to-date adjusted net income up 19%; Reported net income up 61%

•	North American consumer purchases up 10% in the quarter and year-to-date

•	North America sales up 12% in the quarter, 14% year-to-date

•	Scotts LawnService revenue up 26% on third quarter and year-to-date basis
MARYSVILLE, Ohio (July 27, 2006) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced record sales for its third quarter, leading to a 14 percent improvement in adjusted net income during the period. The strong performance was led by a 12 percent sales growth in the core North American consumer business and a 26 percent sales growth in Scotts LawnService.
     On both a third quarter and year-to-date basis, consumer purchases of the Company’s products at its largest retail accounts improved 10 percent from last year. For example, consumer purchases of growing media products on a year-to-date basis have improved 17 percent, led by a 24 percent increase in garden soils. Purchases of lawn products have improved 12 percent, led by a 28 percent increase in straight lawn fertilizer. Purchases of garden fertilizer have improved 11 percent.
     The plant food increase was driven by the launch of Miracle-Gro LiquaFeed, which, with year-to-date sales of more than $35 million, is the most successful new product launch in the Company’s 138-year history.
     “The continued strength of our brands is evident in the results we are sharing today,” said Jim Hagedorn, chairman and chief executive officer. “In an environment of higher fuel prices, rising interest rates and overall economic uncertainty, consumers remain engaged in the lawn and garden category and are increasingly depending on our brands to help them achieve a healthy lawn and beautiful garden.

     “We are very pleased with our overall results. While some areas of our business have not met our expectations, the continued strength of our core business and the growth of Scotts LawnService is keeping us on track to meet our full-year expectations.”
     The Company reiterated its full-year guidance of 20-22 percent adjusted net income growth. However, results from Smith & Hawken and International will be lower than expected and company-wide gross margins will be lower than expected due mostly to fuel and commodity prices as well as unfavorable product mix. As a result, full-year earnings are most likely to be on the low end of the range.
THIRD QUARTER RESULTS
     For the quarter ended July 1, 2006, ScottsMiracle-Gro reported company-wide sales of $1.05 billion, up 16 percent from $901.2 million from the same period a year earlier. Last year’s third quarter included a non-recurring charge of $45.7 million related to a liability for the outstanding balance of the deferred contribution amounts payable to Monsanto under the Roundup agreement. Excluding the Roundup adjustment, sales in the quarter increased 11 percent.
     Net income in the quarter was $133.3 million, or $1.92 per diluted share, compared with $88.5 million, or $1.29 per diluted share for the same period last year. Excluding restructuring and other charges, adjusted net income was $133.9 million, or $1.93 per diluted share, compared with $117.2 million, or $1.71 per diluted share, for the same period last year.
     During the quarter, North America sales increased 12 percent to $770.3 million from $687.5 million. Excluding the impact of acquisitions, sales increased by 7 percent. Consumer purchases of the Company’s products at its largest retail accounts increased 10 percent during the quarter, including a 9 percent increase in lawn fertilizers, a 17 percent increase in growing media products and an 11 percent increase in plant food.
     Scotts LawnService reported a 26 percent increase in sales to $75.3 million. By continuing to leverage the Scotts brand and its focus on customer service, the business has improved its customer count by more than 10 percent.
     “We continue to improve our competitive position in the lawn service category,” Hagedorn said. “The 26 percent sales growth for Scotts LawnService is virtually all organic, and we believe our customer retention rates continue to outperform the competition.”
     Smith & Hawken sales were flat compared to last year at $58 million. International sales were $144.5 million, up 2 percent from $142.0 million a year earlier. Excluding the impact of foreign exchange rates, International sales were flat.
     Gross margins were 38.7 percent compared to 37.0 percent a year earlier. Excluding the non-recurring charge for Roundup mentioned earlier, gross margin rates declined 140 basis points in the quarter driven by increased commodity and fuel costs and less profitable product mix. Selling, general and administrative costs decreased 4 percent as a result of Project Excellence, including reduced legal and compliance costs.
YEAR-TO-DATE RESULTS
     Net sales through the first nine months were $2.21 billion, up 12 percent from $1.96 billion a year earlier. Excluding the Roundup adjustment, sales increased 10 percent. Net income increased 61 percent to $175.4 million, or $2.52 per diluted share, compared with $109.0 million, or $1.59 per diluted share the same period last year. This year’s results have been aided by savings generated from the Company’s Project Excellence initiative while last year’s results were impacted by the Roundup adjustment.
     Excluding restructuring and other charges, adjusted net income increased 19 percent to $180.3 million, or $2.59 per diluted share, compared with $152.0 million, or $2.22 per diluted share, for the same period last year.
     In North America, sales increased 14 percent to $1.6 billion, versus $1.41 billion for last year’s comparable period. Excluding the impact of acquisitions, sales increased by 8 percent. Scotts LawnService revenue increased 26 percent to $128.7 million. Smith & Hawken sales increased 2 percent to $127.4 million. International sales were $353.0 million, down 6 percent compared with $376.2 million for the same period last year. Excluding the impact of foreign exchange rates, International sales decreased 2 percent.
     Gross margins declined to 36.5 percent from 36.8 percent, impacted mainly by unfavorable product mix and higher input costs. Excluding the Roundup adjustment, gross margins decreased by 180 basis points consistent with the challenges affecting the third quarter.

     The Company said it has spent $73 million to repurchase shares on a year-to-date basis and plans to complete its planned $100 million of repurchases by year-end.
     “I am very pleased with the continued financial strength of the company and our ability to overcome several challenges and remain on track to meet our full-year forecast,” said Chris Nagel, chief financial officer. “We also remain confident in our free cash flow targets for the year, which continue to give us the flexibility to invest in future growth opportunities while returning cash to shareholders.”
     The Company will discuss its third quarter results during a Webcast and conference call at 10:00 a.m. Eastern Time today. The call will be available live on the investor relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
     An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the web site for at least 12 months.
About ScottsMiracle-Gro
With more than $2.3 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors, including, but not limited to:
•	Adverse weather conditions could adversely affect our sales and financial results;

•	Our historical seasonality could impair our ability to pay obligations and operating expenses as they come due and operating expenses;

•	Our substantial indebtedness could adversely affect our financial health;

•	Public perceptions regarding the safety of our products could adversely affect us;

•	The loss of one or more of our top customers could adversely affect our financial results because of the concentration of our sales to a small number of retail customers;

•	The expiration of certain patents could substantially increase our competition in the United States;

•	Compliance with environmental and other public health regulations could increase our cost of doing business; and

•	Our significant international operations make us more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.
Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Vice President
Investor Relations & Corporate Communications
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three and Nine Months
Ended July 1, 2006 and July 2, 2005
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 10

		Three Months Ended			Nine Months Ended
		July 1,	July 2,	%	July 1,	July 2,	%
	Footnotes	2006	2005	Change	2006	2005	Change
Net sales		$1,048.0	$901.2	16%	$2,205.0	$1,961.1	12%
Cost of sales		642.0	567.4		1,399.0	1,238.5
Cost of sales — restructuring and other		(0.0)	0.0		0.1	0.1

Gross profit		406.0	333.8	22%	805.9	722.5	12%
% of sales		38.7%	37.0%		36.5%	36.8%

Operating expenses:
Selling, general and administrative		180.2	188.6	-4%	489.4	496.8	-1%
Impairment, restructuring and other charges		1.1	(0.1)		7.8	23.1	-66%
Other income, net		(4.6)	(7.0)		(7.0)	(6.3)

Total operating expenses		176.7	181.5	-3%	490.2	513.6	-5%

Income from operations		229.3	152.3	51%	315.7	208.9	51%
% of sales		21.9%	16.9%		14.3%	10.7%

Interest expense		13.2	11.6		32.8	34.8

Income before taxes		216.1	140.7	54%	282.9	174.1	62%
Income tax		82.8	52.6		107.5	65.3

Income from continuing operations		133.3	88.1	51%	175.4	108.8	61%
Income from discontinued operations		—	(0.4)		—	(0.2)

Net income		$133.3	$88.5	51%	$175.4	$109.0	61%

Basic income per share	(1)	$1.97	$1.33	48%	$2.59	$1.64	58%

Diluted income per share	(2)	$1.92	$1.29	49%	$2.52	$1.59	58%

Common shares used in basic income per share calculation		67.5	67.0	1%	67.7	66.5	2%

Common shares and potential common shares used in diluted income per share calculation		69.4	68.6	1%	69.7	68.4	2%

EBITDA	(3)	$247.2	$168.6	47%	$367.2	$279.0	32%

Results of operations excluding restructuring, refinancing charges, loss on impairment:
Adjusted net income		$133.9	$117.2	14%	$180.3	$152.0	19%

Adjusted diluted income per share	(2)	$1.93	$1.71	13%	$2.59	$2.22	17%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment — Three and Nine Months
Ended July 1, 2006 and July 2, 2005
(in millions)
(unaudited)

	Three Months Ended
	July 1,	July 2,
	2006	2005	% Change
North America	$770.3	$687.5	12%
Scotts LawnService	75.3	59.8	26%
International	144.5	142.0	2%
Corporate & Other	57.9	11.9	385%

Consolidated	$1,048.0	$901.2	16%

	Nine Months Ended
	July 1,	July 2,
	2006	2005	% Change
North America	$1,596.5	$1,405.5	14%
Scotts LawnService	128.7	102.3	26%
International	353.0	376.2	-6%
Corporate & Other	126.8	77.1	64%

Consolidated	$2,205.0	$1,961.1	12%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
July 1, 2006, July 2, 2005 and September 30, 2005
(Unaudited)
(in millions)

	July 1,	July 2,	September 30,
	2006	2005	2005
ASSETS
Current assets
Cash and cash equivalents	$63.9	$176.8	$80.2
Accounts receivable, net	662.1	545.1	323.3
Inventories, net	432.6	355.8	324.9
Prepaid and other current assets	64.7	68.1	59.4

Total current assets	1,223.3	1,145.8	787.8

Property, plant and equipment, net	356.0	326.9	337.0
Goodwill, net	473.3	422.6	432.9
Other intangible assets, net	472.9	445.0	439.5
Other assets	21.0	19.0	21.7

Total assets	$2,546.5	$2,359.3	$2,018.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$13.0	$18.1	$11.1
Accounts payable	240.6	211.9	151.7
Other current liabilities	410.0	386.8	323.4

Total current liabilities	663.6	616.8	486.2

Long-term debt	613.2	603.7	382.4
Other liabilities	136.7	122.0	124.1

Total liabilities	1,413.5	1,342.5	992.7

Shareholders’ equity	1,133.0	1,016.8	1,026.2

Total liabilities and equity	$2,546.5	$2,359.3	$2,018.9

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three and Nine
Months Ended July 1, 2006 and July 2, 2005
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005
Income before taxes	$216.1	$140.7	$282.9	$174.1
Discontinued operations	—	(0.4)	—	(0.2)
Deferred contribution charge	—	45.7	—	45.7
Restructuring and other charges	1.1	(0.1)	6.9	1.2
Impairment of intangibles	—	—	1.0	22.0

Adjusted income before taxes	217.2	185.9	290.8	242.8
Income tax	(83.3)	(68.7)	(110.5)	(90.8)

Adjusted net income	$133.9	$117.2	$180.3	$152.0

Diluted income per share (items net of tax)	$1.92	$1.29	$2.52	$1.59
Discontinued operations	—	—	—	—
Deferred contribution charge	—	0.42	—	0.42
Restructuring and other charges	0.01	—	0.06	0.01
Impairment of intangibles	—	—	0.01	0.20

Adjusted diluted income per share	$1.93	$1.71	$2.59	$2.22

Net income	$133.3	$88.5	$175.4	$109.0
Discontinued operations	—	(0.4)	—	(0.2)
Income tax	82.8	52.6	107.5	65.3
Interest	13.2	11.6	32.8	34.8
Depreciation	13.0	12.9	38.2	37.5
Amortization, including marketing fee	4.9	3.5	13.3	32.6

EBITDA	$247.2	$168.6	$367.2	$279.0

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
(in millions, except per share data)
Results of Operations
(1)	Basic earnings per common share is calculated by dividing net income by average common shares outstanding during the period.

(2)	Diluted earnings per common share is calculated by dividing net income by the average common shares and dilutive potential common shares (common stock options and restricted stock) outstanding during the period. If there is a loss, diluted earnings per share is equal to basic earnings per share.

(3)	“EBITDA” is defined as net income before discontinued operations, income tax, interest, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.